Exhibit 99.1

Washington Prime Group Reports First Quarter 2018 Results
- Completes acquisition of Southgate Mall, a dominant town center
- Completes acquisition of Sears properties located at four Tier One properties
- Company reaffirms fiscal 2018 guidance

COLUMBUS, OH - April 25, 2018 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the first quarter ended March 31, 2018 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are included in this release.

	Three Months Ended March 31,
(per share amounts)	2018	2017
Net income per share - basic and diluted	$0.07	$0.05
FFO per diluted share¹	$0.39	$0.42

(1)	A reconciliation of net income attributable to common shareholders to funds from operations (FFO) is included in this release.

Business Highlights

•	The Company completed the purchase of Southgate Mall, located in Missoula, Montana.

•	The Company completed the acquisition of four Sears department stores and adjacent Sears Auto Centers located at Tier One enclosed assets for future redevelopment.

•
Inline sales per square foot were $402 for Tier One enclosed properties for the twelve months ended March 31, 2018, an increase of 1.8%, while occupancy cost for Tier One enclosed properties was 11.8%, as of March 31, 2018.

•
Leasing continues to be robust with total leasing volume for the core portfolio totaling 1.1 million square feet in the first quarter of 2018. Lifestyle tenancy, which includes food, beverage, entertainment and fitness, accounted for 44% of total new leasing activity during the first quarter.

•
Tenant driven redevelopment remains one of the Company’s most intriguing value propositions. Redevelopment efforts include 34 projects currently underway ranging between $1 million and $60 million, with an average estimated project yield of 10%, which does not include the derivative impact of the benefit to adjacent space.

Lou Conforti, CEO and Director stated: “First and foremost, we are reaffirming guidance for fiscal 2018 FFO in a range of $1.48 to $1.56 per diluted share. As I have emphasized previously, our charter is to provide cash flow stability e.g. minimal variance as we revitalize our assets. I’ll put this into perspective. Since 2014, we have had approximately 2.3 million square feet, or nearly 10% of inline space, succumb to the black-cloaked, scythe-wielding grim reaper of bankruptcy. In spite of a tumultuous retail environment, we have indeed evidenced minimal variance as it relates to financial and operating metrics. For instance, between 2014 and 2018, comparable occupancy decreased only 160 basis points as of March 31, 2018, while comparable NOI is forecasted to actually increase 1.0% and tenant allowances generally decreased for the core portfolio.

“As it relates to operating metrics, I’d characterize the first quarter of 2018 as continuing the incremental approach to redefining our assets. Sure, I’d be as happy as a kid in a Shelby’s Sugar Shop® if comparable NOI growth was better. The year-over-year difference was primarily attributable to an increase in bad debt expense of $1.0 million resulting from 2018 bankruptcies, an increase of $1.3 million in snow removal expense from the prior quarter, and continued negative impact from 2017 bankruptcies. We are reaffirming our guidance for fiscal 2018 comparable NOI growth of (1.0%) to 0.0% for the Company’s core properties. In addition, the decisions we are making not to kowtow to lackluster tenancy in crowded categories is absolutely the right one. While this is going to result in a hiccup or two, the benefit to our guests who seek variety far outweighs the short term agita.

“There is increasing evidence the fruits of our labor are beginning to manifest. For instance, as it relates to our core portfolio, inline store sales and occupancy cost both exhibited improvement. As a matter of fact, inline store sales for the twelve months ended March 31, 2018 exhibited the highest year-over-year growth when compared to the previous five quarters. While occupancy for the core portfolio decreased 50 basis points from the end of the first quarter of 2017, this is a 50-basis-point improvement from the year-over-year occupancy decline at the end of 2017. The Tier Two portfolio remains challenging albeit we have whittled this category down to approximately 11% of our core portfolio NOI. Remember, approximately 42% of Tier Two properties are encumbered and we have proven several times we are not averse to handing back keys to servicers. Also, 77% of Tier One enclosed properties are now hybrid town centers which incorporate an open air component, and Tier One enclosed and Open Air properties represent 64% and 25% of core portfolio NOI, respectively.

“Washington Prime Group continues to activate common area via such initiatives as our local craft brewery rollout; our proprietary eCommerce platform, Tangible; as well as a host of other offerings including Shelby’s Sugar Shop®. I would like to address capital spend and commensurate returns for such initiatives. For instance, capital attributed to our local craft brewery rollout and Shelby’s per installation is approximately $290,000 and $200,000, respectively, with anticipated returns in a range of 10% to 12%. I mention these to make a point and to elaborate upon of our ‘incremental approach’. Too often landlords have allowed assets to go to heck in a handbasket at which point a large scale redevelopment project is deemed necessary. I truly believe there is so much we can do prior to a major retrofit especially within the common area and we owe it to our guests, tenants and shareholders to engage in these cost contained beta tests.

“As it relates to department stores, WPG continues to significantly reduce department store exposure. In fact, since 2015, WPG has completed, commenced or approved 15 department store repositionings ranging between $5.0 million and $20.0 million. Most importantly, such projects reflect an average sales volume increase of between two and three times. The liquidation of Bon-Ton Stores was expected, we planned for it, and we are currently vetting several wholesale solutions for the 16 stores in our portfolio. I’ll mention quickly the opportunity we considered with a buyout consortium: It was a high-yielding capital structure investment e.g. we positioned ourselves as secured real estate lenders and the notional amount was for approximately $55 million, of which we had potential syndication participants. We viewed it as an opportunistic investment characterized as a mid-dated option allowing us additional time to evaluate adaptive reuse while getting paid to wait. Regardless, we feel pretty good about addressing these stores in a comprehensive fashion sooner rather than later.

“I know some of my literary critics are tired of my team and I using grind it out as our battle cry. Too bad. It’s what we do. It ain’t easy, we refuse to tolerate the status quo, our emphasis on revitalizing dominant secondary assets is resolute, and as always, we continue to grind it out.”

First Quarter Results

Net income attributable to common shareholders for the first quarter of 2018 was $14.0 million, or $0.07 per diluted share, compared to $9.3 million, or $0.05 per diluted share, a year ago. The year-over-year increase in net income was primarily attributable to an increase of $8.2 million in net gains primarily related to the sale of restaurant outparcels to an affiliate of Four Corners Property Trust, Inc. (“Four Corners”), which was partially offset by lower operating income of $3.9 million. Operating income includes a favorable variance of $8.5 million in lower impairment charges during the first quarter of 2018, compared to the same quarter a year ago. The remaining year-over-year decrease in operating income of $12.4 million primarily relates to lower net operating income from comparable properties as well as the sale of a 49% interest in six properties following the formation of the second joint venture with O’Connor Mall Partners, L.P, an affiliate of O’Connor Capital Partners (“O’Connor”), in the second quarter of 2017.

Funds from Operations (FFO) for the first quarter of 2018 were $86.5 million, or $0.39 per diluted share. This compares to $94.0 million, or $0.42 per diluted share, during the same quarter a year ago.

Comparable net operating income (NOI) for the core portfolio decreased 4.0% during the first quarter of 2018, compared to the same period a year ago. The year-over-year difference was primarily attributable to an increase in bad debt expense of $1.0 million resulting from 2018 retailer bankruptcies, an increase of $1.3 million in snow removal costs from the prior quarter, and the continued negative impact from 2017 retailer bankruptcies.

Operational Highlights

Ending occupancy for the core portfolio was 92.8% as of March 31, 2018, compared to 93.3% a year ago. Tier One enclosed properties ended the quarter at 92.5%, an increase of 10 basis points compared to 92.4% a year ago. Ending occupancy for the Open Air portfolio was 95.3% as of March 31, 2018.

Base rent per square foot for the core portfolio was $21.75 as of March 31, 2018, an increase of 0.2% compared to $21.70 per square foot a year ago. Inline store sales at Tier One enclosed properties increased to $402 per square foot for the twelve months ended March 31, 2018, compared to $395 per square foot a year ago. For the quarter ended March 31, 2018, comparable inline store sales for Tier One enclosed properties increased 4.1%, compared to the first quarter a year ago.

Operating metrics by asset group can be found in the first quarter 2018 Supplemental Information report available on the Company’s website.

Financial Activity

Revolving Credit and Term Loan Facility

On January 22, 2018, the Company’s operating partnership, Washington Prime Group, L.P., amended and restated its existing revolving credit and term loan facility that was set to mature with extension options on May 30, 2019. The newly recast $1 billion facility includes a $650 million revolver and $350 million term loan. When considering extension options, the facility will mature on December 30, 2022. The current pricing on the facility remains substantially consistent at LIBOR plus 1.25% on the revolver and LIBOR plus 1.45% on the term loan.

Borrowings of approximately $155 million from the recast facility were used to refinance the outstanding balance on the existing revolving credit facility. The $350 million term loan was fully funded at closing. The Company applied those proceeds to fully satisfy the existing June 2015 term loan with an outstanding balance of $270 million, with the remainder used to reduce the outstanding balance on the revolving credit facility.

Acquisition

On April 11, 2018 the Company completed the acquisition of four Sears department stores and adjacent Sears Auto Centers for $28.5 million through a sale-leaseback transaction. The Sears properties are located at the following Tier One enclosed properties: Longview Mall, located in Longview, Texas; Polaris Fashion Place®, located in Columbus, Ohio; Southern Hills Mall, located in Sioux City, Iowa; and Town Center at Aurora, located in Aurora, Colorado. The purchase was funded by a combination of $13.4 million from the Company’s credit facility, $9.7 million in proceeds from the aforementioned restaurant outparcel sale and $5.4 million from the Company’s joint venture partner O’Connor.

On April 24, 2018, the Company completed the purchase of Southgate Mall, located in Missoula, Montana, for $58.0 million in conjunction with a planned reverse 1031 exchange utilizing the remaining proceeds from the Four Corners transaction as detailed below. Southgate Mall is a dominant hybrid town center which features specialty grocer Lucky’s Market and a nine-screen dine-in AMC theatre - both newly built.

Dispositions

On January 12, 2018, the Company completed the sale of the first tranche of restaurant outparcels to an affiliate of Four Corners. The sale consisted of 10 outparcels for an allocated purchase price of approximately $13.7 million. The Company expects to close on the remainder of the outparcels in the second half of 2018, subject to due diligence and closing conditions.

Mortgage Loans

On January 19, 2018, the Company repaid the $86.5 million mortgage loan secured by The Outlet Collection® | Seattle, located in Auburn, Washington. This repayment was funded by borrowings on the Revolver. The Company’s high quality unencumbered pool of assets comprised nearly 60% of total portfolio NOI as of March 31, 2018.

Redevelopment Highlights

The Company continues to make progress on its major redevelopment projects. Anchor repositioning remains among the Company’s most attractive uses of capital given the returns and benefit to a center’s longer term competitive positioning.

Recent redevelopment highlights include:

•
Great Lakes Mall, a Tier One property located in Mentor, Ohio - Round 1, a state-of-the-art entertainment center, opened on March 30, 2018, replacing a former traditional department store. New retailers, including Hobby Lobby, and dining options, including Outback Steakhouse, are also planned.

•
Cottonwood Mall, a Tier One property located in Albuquerque, New Mexico - The Company previously acquired a former traditional department store space for a planned redevelopment at the property. The Company plans to add a mix of new retail options, including Hobby Lobby and home furnishings retail.

•
Southern Park Mall, a Tier One property located in Youngstown, Ohio - The Company is in discussions with new tenants, which will be announced in the future, for the high visibility anchor space currently occupied by Sears. The Company proactively negotiated an early termination of the lease to gain control of the real estate and commence future redevelopment efforts.

2018 Guidance

The Company reaffirms guidance for fiscal 2018 net income attributable to common shareholders in the range of $0.26 to $0.36 per diluted share and fiscal 2018 FFO in a range of $1.48 to $1.56 per diluted share. Key guidance assumptions for 2018 remain unchanged and can be found in the first quarter 2018 Supplemental Information report available on the Company’s website.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2018:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.26	$0.36
Depreciation and amortization including share of unconsolidated entities	1.22	1.20
Estimated FFO per diluted share	$1.48	$1.56

The Company reaffirms guidance for fiscal 2018 comparable NOI growth of (1.0%) to 0.0% for the core properties. The following table provides a reconciliation of the expected range of net income from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$198,040	$201,230
Depreciation and amortization	235,000	234,000
General and administrative	35,000	37,000
Management fees and property allocated corporate expense	21,000	23,000
Pro-rata share of unconsolidated joint venture in comp NOI	71,000	73,000
Non-comparable properties and other (1)	(21,240)	(23,130)
Noncore properties	(14,000)	(15,000)
Projected comparable NOI	$524,800	$530,100

Projected comparable NOI year-over-year growth (2)	(1.0)%	0.0%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2017 comparable NOI adjusted for actual and projected property dispositions was $530.1 million.

For the second quarter of 2018, the Company estimates net income attributable to common shareholders to be in the range of $0.05 to $0.08 per diluted share and FFO to be in the range of $0.35 to $0.38 per diluted share.

A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the second quarter of 2018 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.05	$0.08
Depreciation and amortization including share of unconsolidated entities	0.30	0.30
Estimated FFO per diluted share	$0.35	$0.38

Earnings Call and Webcast on April 26
Washington Prime Group will host a conference call at 11:00 a.m. ET on Thursday, April 26, 2018, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 8775677. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode is 8775677, beginning on Thursday, April 26, 2018, at approximately 1 p.m. Eastern Time through midnight on Thursday, May 10, 2018.

Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® and Shelby’s Sugar Shop® are registered trademarks of the Company. Trademark and patent registrations for Tangible™ are currently pending.. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,”, “confident”, “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue:
Minimum rent	$123,339	$137,116
Overage rent	2,014	2,832
Tenant reimbursements	48,644	56,790
Other income	6,343	5,656
Total revenues	180,340	202,394

Expenses:
Property operating	(36,366)	(37,244)
Real estate taxes	(22,041)	(26,007)
Advertising and promotion	(1,771)	(2,152)
Total recoverable expenses	(60,178)	(65,403)
Depreciation and amortization	(61,294)	(67,511)
Provision for credit losses	(3,346)	(1,581)
General and administrative	(9,654)	(8,828)
Ground rent	(197)	(1,031)
Impairment loss	—	(8,509)
Total operating expenses	(134,669)	(152,863)

Operating Income	45,671	49,531

Interest expense, net	(34,344)	(32,488)
Income and other taxes	(485)	(2,026)
Income (loss) from unconsolidated entities, net	1,162	(444)
Gain on disposition of interests in properties, net	8,181	51

Net income	20,185	14,624

Net income attributable to noncontrolling interests	2,661	1,814
Net income attributable to the Company	17,524	12,810
Less: Preferred share dividends	(3,508)	(3,508)
Net income attributable to common shareholders	$14,016	$9,302

Earnings Per Share:
Earnings per common share - basic and diluted	$0.07	$0.05

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	March 31, 2018	December 31, 2017

Assets:
Investment properties at cost	$5,773,522	$5,761,714
Construction in progress	46,765	46,046
	5,820,287	5,807,760
Less: accumulated depreciation	2,182,114	2,139,620
	3,638,173	3,668,140

Cash and cash equivalents	45,871	52,019
Tenant receivables and accrued revenue, net	86,650	90,314
Investment in and advances to unconsolidated entities, at equity	441,580	451,839
Deferred costs and other assets	205,245	189,095
Total assets	$4,417,519	$4,451,407

Liabilities:
Mortgage notes payable	$1,065,595	$1,157,082
Notes payable	980,196	979,372
Unsecured term loans	684,701	606,695
Revolving credit facility	195,155	154,460
Accounts payable, accrued expenses, intangibles, and deferred revenues	232,673	264,998
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,176,733	3,181,020

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,241,978	1,240,483
Accumulated deficit	(381,597)	(350,594)
Accumulated other comprehensive income	11,900	6,920
Total stockholders' equity	1,074,876	1,099,404
Noncontrolling interests	162,645	167,718
Total equity	1,237,521	1,267,122
Total liabilities, redeemable noncontrolling interests and equity	$4,417,519	$4,451,407

CALCULATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Funds from Operations ("FFO"):
Net income	$20,185	$14,624
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)
Real estate depreciation and amortization, including joint venture impact	70,199	74,521
(Gain) on disposition of interests in properties, net including impairment loss on depreciable real estate	(295)	8,458
FFO	$86,521	$94,035

Weighted average common shares outstanding - diluted	223,278	221,791

FFO per diluted share	$0.39	$0.42

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended March 31,
	2018	2017	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$45,671	$49,531	$(3,860)

Depreciation and amortization	61,294	67,511	(6,217)
General and administrative	9,654	8,828	826
Impairment loss	—	8,509	(8,509)
Fee income	(2,342)	(1,582)	(760)
Management fee allocation	(16)	476	(492)
Pro-rata share of unconsolidated joint ventures in comp NOI	16,880	7,937	8,943
Property allocated corporate expense	2,756	1,826	930
Non-comparable properties and other (1)	1,713	706	1,007
NOI from sold properties	(13)	(3,936)	3,923
Termination income and outparcel sales	(1,766)	(1,109)	(657)
Straight-line rents	(859)	(454)	(405)
Ground lease adjustments for straight-line and fair market value	13	5	8
Fair market value and inducement adjustments to base rents	(3,042)	(2,200)	(842)
Less: Noncore properties (2)	(3,566)	(4,343)	777
Comparable NOI - core portfolio	$126,377	$131,705	$(5,328)
Comparable NOI percentage change - core portfolio			-4.0%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the three noncore properties held in each period presented.